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                                                                  Exhibit 10.37

                            PRIVATE LABEL AGREEMENT


        This Private Label Agreement is effective as of October 15, 1997 ("Effective Date") between ION LASER TECHNOLOGY, INC., a Utah corporation having its principal place of business at 3828 South Main Street, Salt Lake City, Utah 84115 ("Seller"), and DENTAL/MEDICAL DIAGNOSTIC SYSTEMS, INC., a Delaware corporation with its principal office located at 200 North Westlake Blvd., Suite 202, Westlake Village, CA 91362 ("DMD").

        WHEREAS, the purpose of this Agreement is to set forth the terms and conditions under which DMD shall purchase, and Seller shall sell, Products (as defined below) and associated services during the term hereof.

        NOW, THEREFORE, the parties agree as follows:

        SECTION 1. DEFINITIONS.

        1.1 AHP UNIT. The term "AHP Unit" shall mean the Product "Argo High-Power Non-Laser Curing & Bleaching Light" as further described in the Specifications.

        1.2 CONSUMABLES. The term "Consumables" shall mean the customer replaceable supplies and parts listed and further described in Exhibit A, as well as all enhancements or improvements to or replacements or substitutes for such customer replaceable supplies and parts described in Exhibit A hereafter designed, manufactured, licensed or offered for sale by Seller.

        1.3 CONTRACT YEAR. The term "Contract Year" shall mean and refer to each period of twelve (12) successive calendar months during the Term, including any Renewal Period (as defined herein); provided, however, the first Contract Year shall commence on the date of this Agreement and shall expire twelve (12) months after the delivery of the first 100 AHP Units to DMD, currently scheduled for no later than February 28, 1998. The second Contract Year shall commence the day after the end of the first Contract Year and shall expire twelve (12) months thereafter and each successive Contract Year shall have the same twelve (12) month commencement and expiration dates.

        1.4 COMMERCIAL COMMENCEMENT. The term "Commercial Commencement" shall mean the date Seller represents to DMD in writing that it is presently able to ship to DMD mutually agreed production quantities of the AHP Unit which in all material respects conform to the Specifications; provided, however, such date shall not be later than June 30, 1998.

        1.5 DELIVERY. The word "Delivery" shall have the meaning prescribed in
Section 4.1.

        1.6 DMD UNIQUE TOOLING. The phrase "DMD Unique Tooling" shall mean all items of tooling which Seller or DMD must produce or procure in order to develop DMD Unique Feature(s).

        1.7 DMD UNIQUE FEATURES. "DMD Unique Features" shall mean those features of Products which are designated as DMD Unique Features in the Specifications, including any features developed pursuant to Section 6 and designated as DMD Unique Features by mutual agreement of the parties. Such DMD Unique Features shall only be incorporated in Products as designated by DMD.

        1.8 EXPECTED ORDER VOLUME. The phrase "Expected Order Volume" shall mean and refer to Orders for AHP Units that may be placed by DMD in accordance with the terms and conditions of this Agreement, as more fully set forth in Section 3.6, with requested Delivery dates and full payment therefore (within terms) by DMD occurring during the applicable Contract Year, and which may equal or exceed the following number of AHP Units during such Contract Year.

                                                             Expected Order Volume
              Applicable Contract Year                       For Each Contract Year
              ------------------------                       ----------------------

                      Year 1                                     2,000 AHP Units
                      Year 2                                     3,000 AHP Units
                      Year 3                                     3,000 AHP Units
                      Year 4                                     3,000 AHP Units
                      Year 5                                     4,000 AHP Units

        1.9 LEAD TIME. The term "Lead Time" shall have the meaning prescribed in
Section 3.3.

        1.10 MARKET. The term "Market" means all Persons in the United States of America and Canada and their respective territories (the "Exclusive Territory"), engaged in (I) dentistry, oral surgery, orthodontistry, oral hygiene, cosmetic dentistry, periodontics, ownership or operation of dental laboratories, and all other medical and cosmetic professions providing dental care to humans and/or animals or providing services to or educating the foregoing professions, and
(ii) research relating to the activities and/or professions described in the preceding clause (I), and (iii) development, design, production, manufacture, distribution, marketing, leasing, servicing, repairing and/or selling of goods and services to or for use by persons engaged in the activities described in the preceding clauses (I) and (ii) (collectively, the "Dental Professionals"); provided, however, that notwithstanding the above, Seller shall retain the right to Sell AHP Units in the Market and otherwise to Persons solely for use with or as part of Seller's laser tooth whitening system (which laser tooth whitening system presently consists, in part, of an argon curing laser and a CO(2) laser); or any successor or replacement system, which successor or replacement system(s) may utilize a single AHP Unit.

        1.11 ORDER. The word "Order" as a noun shall mean a purchase order complying with the provisions of this Agreement, and as a verb shall mean submission of a purchase order to Seller by DMD in accordance with the terms of this Agreement.

        1.12 PERSON. The word "Person" shall mean an individual, partnership, limited liability company, joint venture, corporation, trust or unincorporated organization or any other similar entity.

        1.13 PRODUCTS. The word "Products" shall mean AHP Units, Consumables, Spare Parts, and the related options, accessories and supplies listed in Exhibit A (whether or not incorporating DMD Unique Features), as well as all enhancements, improvements or replacement thereof hereafter



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designed, manufactured or licensed by Seller which are incorporated into Exhibit
A in accordance with Section 6.2 hereof, but excluding enhancements, improvements or replacements which are used with or as a part of Seller's laser tooth whitening system.

        1.14 SELL. The word "Sell" means to sell, lease, market, distribute, license, assign or otherwise convey title.

        1.15 SPARE PARTS. The term "Spare Parts" shall mean the spare parts for Products that are listed in Exhibit A.

        1.16 SPECIFICATIONS. The word "Specifications" shall mean the specifications for the Products that shall be set forth in Exhibit B upon the mutual agreement of the parties.

        1.17 SUBSIDIARIES. The term "Subsidiaries" shall mean any company or other entity fifty percent (50%) or more of whose shares of outstanding stock or other equity interests are owned or controlled directly or indirectly by DMD or Seller.

        1.18 SYSTEMIC DEFECTS. The term "Systemic Defects" shall mean a defect of any type affecting the usefulness of the AHP Unit for its intended purpose which occurs in identical or substantially similar form or from a substantially similar cause in more than (i) 0% of 750 consecutively shipped AHP Units manufactured during the first 90 days of production, (ii) 3% of 750 consecutively shipped AHP Units manufactured during the next 90 days of production, or (iii) 3% of 750 consecutively shipped AHP Units manufactured during any production period subsequent to the 180th day of production (as such period may be determined by DMD), within eighteen (18) months after receipt of delivery of Products by DMD.

        SECTION 2. APPOINTMENT AND TERM.

        2.1 APPOINTMENT. Seller hereby appoints DMD, on an exclusive (subject to Sections 2.8, 3.1, 3.6, and the limited rights of Seller under Section 1.10 to Sell AHP Units) basis, to Sell the Products into the Market. Seller shall not Sell (except as permitted in Section 1.10), and shall not appoint any other Person to Sell, the Products into the Market. Seller hereby grants DMD, on a non-exclusive basis the right (subject to Sections 2.8 and 3.1) to sell the Products to Persons engaged in the Dental Professions in any nation, country, state, province or territory other than the Exclusive Territory.

        2.2 ACCEPTANCE OF APPOINTMENT. DMD hereby accepts the appointment to Sell the Products as described in and subject to all of the terms of this Agreement.

        2.3 SUBDISTRIBUTORS. DMD may, at its option, appoint such subdistributors ("Subdistributors") to market Products into the Market as DMD determines is appropriate. Within ten (10) days of the appointment of a Subdistributor, DMD will give written notice of such appointment to Seller, including the name, address, telephone number, fax number, e-mail address and responsible person of the Subdistribution. Notwithstanding any appointments of Subdistributors by DMD, the duties, obligations, representations and warranties of Seller hereunder shall extend only to DMD and not to any Subdistributors. DMD shall indemnify and hold Seller, its officer, agents,

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employees, affiliates and attorneys harmless from any and all claims, damages or losses (whether based upon statute, negligence, breach of warranty, strict liability or any other theory) arising in connection with the acts or omissions of Subdistributors in the course of their subdistributor relationship with DMD.

        2.4 TERM. This Agreement is effective on the Effective Date. The initial term ("Initial Term") is the period commencing on the Effective Date and ending on the close of the fifth Contract Year, unless earlier terminated as permitted in Section 3.6. This Agreement may be automatically renewed by DMD for up to ten successive one-year periods (the "Renewal Periods") if (i) DMD has purchased and paid for the Aggregate Expected Order Volume of AHP Units during the Initial Term, (ii) at the end of the Contract Year immediately preceding the commencement of the applicable Renewal Period, DMD has purchased at least the minimum number of AHP Units, which the parties shall have agreed would be the minimum for that Contract Year, (iii) before the end of the Contract Year immediately preceding the commencement of the applicable Renewal Period, the parties have agreed upon a minimum number of AHP Units to be purchased by DMD during the applicable Renewal Period, and, (iv) DMD is not in default under any term or condition hereof at the end of the Contract Year ending on the commencement of the applicable Renewal Period. The Initial Term and any Renewal Period for which this Agreement may be extended are together referred to as the "Term". Written notice of non-renewal must be provided as specified in Section
14.1 at least 120 days prior to the end of the Initial Term or any Renewal Period, as the case may be.

        2.5 SPARE PARTS AND CONSUMABLES. Provided that DMD has met the Expected Order Volume as described in Section 3.6 and notwithstanding termination of this Agreement for any reason, DMD shall thereafter have the sole and exclusive right in the Market to supply Spare Parts and Consumables to users of AHP Units initially sold or distributed by or containing trademarks of DMD; provided, however, that such right shall remain exclusive only for so long as DMD continues to be a going concern and to meet the demand of such users for Spare Parts and Consumables.

        2.6 CONTENT. The Exhibits to this Agreement form an integral part of this Agreement and are incorporated by this reference. Unless otherwise noted, all references in this Agreement to "months" are to calendar months and all references to "days" are to calendar days.

        2.7 EXCLUSIVE PURCHASE OF PRODUCTS. During the Term of the Agreement, and for one year following its termination (unless such termination arises under Section 2.8, in which event the obligations of this Section 2.7 shall not apply to DMD), DMD will not, directly or indirectly, purchase, sell, manufacture, market, license, lease or otherwise distribute products or goods, including chemicals, composites and consumables in the Exclusive Territory or outside of the Exclusive Territory to the extent such products or goods are intended by DMD to be sold, marketed, licensed, leased or otherwise distributed within the Exclusive Territory, which are similar in appearance, application and/or function to or which are otherwise competitive with or substitutable for (as determined in the sole reasonable discretion of Seller) the Products, but which are manufactured, processed, marketed or distributed by any Person other than Seller. Without Seller's express advance consent, not to be unreasonably withheld, DMD will not purchase Products from any Person other than Seller.



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        2.8 FINAL DEVELOPMENT PHASE OF CHEMICALS AND COMPOSITES. DMD
acknowledges that Seller is presently in the process of completing the development of chemical reagents for use with the AHP Unit for tooth whitening applications and dental composites which may be cured with the AHP Unit. Such chemicals and composites have not undergone testing and peer review and, thus, are not presently suitable for commercial or consumer introduction and use. Seller represents to DMD that it is aggressively pursuing completion of development of the chemicals and composites, the determination of which completion shall be in the sole discretion of the Seller; provided, however, completion shall occur no later than June 30, 1998. Seller shall notify DMD in writing of Seller's determination that such chemical reagents and/or composites have passed the Specification testing required pursuant to Section 3.5 and are available for sale hereunder, which notice shall include (i) the price to DMD proposed by Seller for each chemical reagent or composite which shall constitute a Consumable, which price to DMD, after application of DMD'S standard mark-up, shall be competitive with the actual selling price to end-users of three (3) products which Seller reasonably considers to be most competitive with such Consumable, (ii) Seller's summary analysis of the prices then being charged by the manufacturers, and paid by end-users, of the three (3) products which Seller reasonably considers to be most competitive with such Consumable, (iii) the Specifications for the Consumable, and (iv) Seller's representation that the Consumable is of a quality and has features equivalent to the then-existing principal competitive products. If within thirty (30) days after Seller's notice DMD concludes that the chemical reagent and/or composite which constitutes the Consumable is not of a quality and does not have features equivalent to its then-existing principal competitive products, then DMD shall give Seller notice of such conclusions and the factual and scientific basis therefor. If within thirty (30) days after DMD's notice Seller concurs with DMD's conclusions, it shall give DMD written notice of concurrence and Seller's notice of determination shall be deemed withdrawn, but without prejudice to Seller's right to subsequently give DMD another notice of determination. If within thirty (30) days after DMD's notice, Seller does not concur with DMD's conclusions, then Seller shall give DMD its notice of disagreement and demand for arbitration pursuant to the commercial arbitration rules of the American Arbitration Association. In the arbitration, both DMD and Seller shall designate an arbitrator and such arbitrators shall choose a third arbitrator. The arbitration shall be held in Salt Lake City, Utah. The cost of the arbitration shall be paid one-half (1/2) by each party. If the arbitrators determine that the Consumable which is the subject of the arbitration is not of a quality and does not have features equivalent to the principal competitive products identified by Seller, DMD shall be released from its obligation under Section 2.7 to purchase such Consumable from Seller (but without modification or change to any other obligation of DMD under Section 2.7). If the arbitrators determine that such Consumable is of a quality and has features equivalent to the principal competitive products identified by Seller, Exhibit A shall promptly be modified to include the Consumable and Exhibit D shall promptly be modified to include the price therefore. If Seller is not able to deliver both chemical reagents for use with the AHP Unit for tooth whitening applications and composites which may be cured with the AHP Unit by June 30, 1998, Seller shall promptly refund any payments made by DMD under Section 7.1 and such portion of payments under
Section 7.2 which have not been or will not be necessary for application by Seller to the purchase price of AHP Units which have been Ordered by DMD, and the cost to complete the manufacture and shipping of all AHP Units which have been Ordered by DMD, and thereafter DMD may terminate this Agreement, at which time this Agreement shall be null and void. Notwithstanding anything herein to the contrary, if (i) DMD reasonably concludes, after testing, that the chemical reagent(s) is not in compliance with Seller's obligations hereunder; or (ii) Seller does not deliver

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such reagent(s) by June 30, 1998 for use with the AHP Unit; and/or (iii)
arbitration is initiated by either party, DMD, at that time and, as may be applicable, until such time as the arbitration panel rules in favor of Seller, shall be freed of its obligations under Section 2.7 solely as to Consumables, so that DMD may Sell chemical reagents and/or composites provided by parties other than Seller.

        2.9 TESTING OF CONSUMABLE WITH AHP UNIT. At the time the Seller notifies DMD in writing of Seller's reasonable determination that chemical reagents and/or composites which constitute Consumables are available for sale pursuant to Section 2.8 hereof, Seller shall also provide DMD with samples of the Consumables in order that DMD may test the Consumables for bonding strength and shrinkage when used with the AHP Unit. DMD shall complete such testing within fifteen (15) days after receiving the Consumable. If DMD concludes that the Consumable, when used with the AHP Unit, does not meet industry standards for bonding strength and shrinkage, then DMD shall give Seller notice of such conclusions and the factual and scientific basis therefor. If, within 15 days after DMD's notice, Seller concurs with DMD's conclusions, it shall have 90 days to submit new Consumables to DMD which it reasonably believes will meet industry standards for bonding strength and shrinkage. If within 15 days after DMD's notice, Seller does not concur with DMD's conclusions, then Seller shall give DMD its notice of disagreement and demand for arbitration pursuant to the commercial arbitration rules of the American Arbitration Association. The arbitration will be conducted consistent with the procedure set forth in Section
2.8. If the arbitrators determine that the Consumable which is the subject of the arbitration meets industry standards for bonding strength and shrinkage when used with the AHP Unit, then Exhibit A shall promptly be modified to include the Consumable and Exhibit D shall promptly be modified to include the price therefor. If the arbitrators determine that the Consumable which is the subject of the arbitration does not meet industry standards for bonding strength and shrinkage when used with the AHP Unit, DMD shall have the right to terminate this Agreement, and, if so terminated, Seller shall promptly refund any payments made by DMD under Section 7.1 and such portion of payments under Section 7.2 which have not been or will not be necessary for application by Seller to the purchase price of AHP Units which have been Ordered by DMD, and the cost to complete the manufacture and shipping of all AHP Units which have been Ordered by DMD, at which time this Agreement shall be null and void.


        SECTION 3. ADVANCE PAYMENTS, ORDERS, ORDER ACCEPTANCE, LEAD TIMES,
                   PRODUCT MANUFACTURING AND EXPECTED ORDER VOLUME.

        3.1 ORDERS. All purchases of Products hereunder shall be made only upon the issuance of written Orders by DMD or an agent of DMD authorized by DMD in writing to issue Orders on behalf of DMD hereunder. DMD hereby Orders: (i) 100 AHP Units to be Delivered by February 28,1998; (ii) an additional 150 AHP Units to be Delivered by March 31, 1998; and (iii) 175 AHP Units monthly commencing the first month after Delivery of the first 250 AHP Units, not to exceed a total of 2,000 AHP Units during the first Contract Year, unless a subsequent Order is issued by DMD pursuant to the terms of this Agreement; provided, however, that Seller shall not be required to Deliver AHP Units until 90 days after Specifications are mutually agreed upon by Seller and DMD. If Specifications are not agreed upon at or before December 1, 1997, the aggregate number of days after December 1, 1997 until Specifications are agreed upon (but not to exceed 62 days) shall

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be added to the Delivery dates set forth in subsections (i) and (ii) above;
provided further and notwithstanding anything to the contrary herein, if 100 AHP Units are not delivered to DMD by June 30, 1998, DMD shall have the right to terminate this Agreement, and, if so terminated, Seller shall promptly refund any payments made by DMD under Section 7.1 and such portion of payments under
Section 7.2 which have not been or will not be necessary for application by Seller to the purchase price of AHP Units which have been ordered by DMD, and the cost to complete the manufacturing and shipping of the AHP Units which have been Ordered by DMD, at which time this Agreement shall be null and void. No Order shall specify a Delivery date less than the Lead Time. All Orders shall be governed exclusively by the terms and conditions of this Agreement, notwithstanding any preprinted terms and conditions contained on any DMD Orders or Seller acknowledgments thereof. At any point in time during the Term of this Agreement, if DMD has reached 90% Achievement (as defined in Section 3.6), DMD shall issue or have outstanding Orders covering the succeeding three (3) months.

        3.2 ORDER ACCEPTANCE. Upon receipt of any Order conforming to this Agreement, Seller shall provide DMD with written notice of acceptance within five (5) working days of receipt of the Order and acknowledge Delivery date(s) of Ordered Products. If the Order does not conform to this Agreement, Seller will provide written notice specifying that the Order is not acceptable and the reasons therefor. Notwithstanding any other provision of this Agreement, Seller shall not be obligated to accept or fulfill any Order with respect to the chemical reagents or composites referred to in Section 2.8 until such time as Seller has provided to DMD the written notification of the availability of such Products required by Section 2.8.

        3.3 LEAD TIME. The Lead Time for all Products Ordered by DMD under this Agreement is sixty (60) days from the date of receipt of an Order. Seller will use reasonable efforts to meet requests for Delivery inside such Lead Time.

        3.4 MANUFACTURE AND ASSEMBLY. Seller shall manufacture, assemble and package Products in accordance with the Specifications and in accordance with good manufacturing practices and the terms and conditions hereof. Seller will also be responsible for providing usual and customary technical support to identify changes in the design which would improve the manufacturability, cost effectiveness, quality and reliability of the Products.

        3.5 SPECIFICATION TESTING. Seller shall develop a test and sampling plan to ensure that Products meet the Specifications, including, but not limited to, specifications describing color, appearance, workmanship and functionality. The test procedure shall be performed by Seller pursuant to the sampling plan. Seller shall provide all the equipment necessary to perform this specification testing. In the event the Specification testing establishes a material defect or deviation from Specifications, Product shipments will be suspended while Seller and DMD determine the cause of the Product failure (manufacturing workmanship, vendor or design problems) and institute corrective action. DMD will be responsible for all costs associated with any deficiencies in packaging designs provided by DMD. With respect to Product which does not pass Specification testing, Seller will be responsible for all costs associated with workmanship deficiencies or any deficiencies in designs provided or prepared by Seller.



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
        3.6 AGGREGATE EXPECTED ORDER VOLUME.

               A. The parties' mutual best estimate of the achievable sales and marketing potential of the AHP Units during the Initial Term is 15,000 AHP Units in the aggregate (the "Aggregate Expected Order Volume"). During the first Contract Year, DMD shall Order from Seller (and pay for) the Aggregate Expected Order Volume of AHP Units set forth in Section 1.8 for such first Contract Year. If DMD does not sell at least 90% of such Ordered AHP Units ("90% Achievement") during the first Contract Year, then either party may, by written notice given within thirty (30) days of the close of the Contract Year, terminate this Agreement without liability ("Contract Termination Right"). Likewise, in Year 2, Year 3 and Year 4, DMD shall Order from Seller the Expected Order Volume of AHP Units set forth in Section 1.8 for each such respective Contract Year; provided, however, such obligation to Order shall only apply for the succeeding Contract Years 2, 3 and 4, respectively, if DMD reaches 90% Achievement in the Contract Year then ending and; provided, further, neither party exercises its Contract Termination Right. During any Renewal Term, the Expected Order Volume will be that number of AHP Units Ordered in accordance with Section 2.4 and all other applicable terms and conditions of this Agreement, with requested delivery and payment dates occurring during each applicable Contract Year of the Renewal Term.

               B. If either party exercises its Contract Termination Right, Seller shall be free to sell Products in the Market through any available channels in the exercise of its sole discretion without constituting any breach or default hereunder, provided that Seller shall not use or incorporate in any Products any proprietary technology of DMD or any DMD Unique Features or DMD trademarks, service marks or logos, which trademarks, service marks and logos shall be identified in writing by DMD and provided to Seller from time to time.

               C. If the delivery of any unit(s) of Product Ordered by DMD is delayed by Seller to a date more than 30 days after the date of delivery specified in DMD's Order therefor, then (a) such number of Products as are so delayed will for purposes of calculation of achievement by DMD of the Expected Order Volume for the applicable Contract Year be deemed to have been Ordered in accordance with this Agreement, and (b) the Expected Order Volume for that Contract Year and the Aggregate Expected Volume shall both be reduced by the number of AHP Units so delayed.

        SECTION 4. DELIVERY, TITLE AND RISK OF LOSS.

        4.1 DELIVERY. Seller shall package and ship the Products in accordance with the requirements set forth in Exhibit C, which shall be attached to this Agreement upon the mutual agreement of the parties. Shipment shall be FOB Seller's plant in Salt Lake City, Utah.

        4.2 INSPECTION. All Products delivered by Seller hereunder shall be accompanied with a certificate from Seller indicating that the Products conform to Specifications. Such Certificate shall be based on inspection, sampling and acceptance tests performed in accordance with the Acceptance Test Procedures ("ATP") set forth on Exhibit F, which shall, upon the mutual agreement of the parties, be attached hereto. DMD may, at its expense conduct a review at Seller's site of test data. The review shall be held at reasonable times and during Seller's normal business hours. DMD


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may also conduct on-site random retests of Products already through the manufacture cycle, on a noninterference basis.

        4.3 RISK OF LOSS. Risk of loss for Products shall pass to DMD FOB Seller's plant in Salt Lake City, Utah. Seller shall provide assistance required by DMD in tracing any shipment of Products. Seller shall assist DMD to file a claim against the appropriate carrier for Product loss or damage that occurs during transit. Seller shall not be responsible for any damage, loss, or pilferage of shipments of Products from the moment any shipments leave Seller's plant. Accordingly, if DMD does not fully and clearly instruct Seller on each of DMD's Orders regarding the insurance coverage desired by DMD to be obtained by Seller on DMD's behalf and for DMD's account protecting the shipment of Products, Seller shall not then be obliged to insure the shipment.

        4.4 DELIVERY SCHEDULE. Delivery of initial AHP Units and production AHP Units shall be accomplished in accordance with the Delivery schedule set forth in Section 3.1 and as the parties may otherwise mutually agree.

        4.5 EARLY DELIVERY. DMD reserves the right, at its option and without liability, to:

               A. refuse to accept delivery of Products more than thirty (30) working days in advance of the Delivery dates set forth in Orders and, if delivered to return such Products to Seller at Seller's expense, for subsequent Delivery in conformance with such Orders; or

               B. retain any early delivered Products and hold Seller's invoice until the date it would otherwise be due if Delivery has been made on the Delivery date set forth in the Order.

        4.6 DELIVERY DELAYS. In the event Seller shall have failed to deliver any Product to DMD on or before the agreed upon Delivery date, or such other date as may be mutually agreed to by the parties, other than for causes described in Section 14.3, and such failure shall continue:

               A. for more than thirty (30) days, but no more than sixty (60) days, Seller shall pay DMD, as liquidated damages, a sum equal to three percent (3%) of the purchase price for such Product; or

               B. for more than sixty (60) days, DMD may, at its sole option, either:

                      (i) require Seller to pay, and Seller hereby agrees to pay, as liquidated damages, a sum equal to eight percent (8%) of the price of all delayed units; or

                      (ii) cancel the Order for such Product, without liability or charge;

provided, however, that DMD may not assess any penalty or take any other action under this Section 4.6 with respect to Delivery delays (a) for Products in excess of the Expected Order Volume for the applicable Contract Year or (b) before June 1, 1998.

        4.7 EXCLUSIVE SALE OF PRODUCTS TO DMD. Seller will Sell the Products into the Market only to DMD (except as otherwise permitted in Section 1.10) and Subdistributors appointed pursuant

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**CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND
  EXCHANGE COMMISSION

to Section 2.3. Seller shall not directly or indirectly Sell, or license any other Person to Sell, any Product or any products competitive with or substitutable for any Product, to any Person other than DMD.

        SECTION 5. PRICING.

        5.1 PRICING. The prices to be paid by DMD for all Products, services and documentation during the Term of this Agreement shall be set forth in Exhibit D which, upon the mutual agreement of the parties, shall be attached hereto. The prices for Products are FOB Seller's plant in Salt Lake City, Utah. ** Prices for Products shall include the cost of packaging and packing which conform to the requirements of this Agreement but shall be exclusive of applicable taxes.

        5.2 ADDITIONAL PAYMENTS. **


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**CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND
  EXCHANGE COMMISSION

        SECTION 6. CHANGES.

        6.1 DMD CHANGES. DMD may request in writing a change to any Product and Seller agrees to respond thereto within thirty (30) days of its receipt of such request. If the change will be incorporated, Seller will inform DMD of the price effect, if any, as well as the point of incorporation and anticipated logistic considerations of such change. Both parties agree to negotiate in good faith regarding the incorporation of any such change, and, if incorporated, the price therefor. Exhibit D shall be appropriately modified to reflect any such change.

        6.2 SELLER CHANGES. If Seller shall hereafter develop any enhancements, improvements or replacements for any Product specified on Exhibit A hereto and Seller shall propose a price change in respect of such enhancement, improvement or replacement, Seller shall so notify DMD and shall deliver to DMD the relevant Specifications or changes to Specifications relevant to such enhancement, improvement or replacement and the proposed price or price change therefor. If the parties agree that such enhanced, improved or replacement product shall be substituted for the original Product, such Product shall be added to Exhibit A as a Product hereunder and Exhibit D shall be modified appropriately to reflect the relevant price or price change. If DMD shall not have agreed to such substitution within 30 days of such notification by Seller, (i) Seller shall thereafter be permitted to reject any Order for the original Product for which Seller shall have developed an enhancement, improvement or replacement, and shall have no further obligations under this Agreement with respect to such original Product except with respect to such units of the original Product as have already been delivered to DMD and, (ii) DMD, in the event such enhancement, improvement, replacement, or price change is material, may terminate this Agreement immediately upon notice and be entitled to a refund of the Inducement Fee, after crediting for the purchase of AHP Units as contemplated by 7.1 below.

        SECTION 7. PAYMENT.

        7.1 FEE. Concurrently with the execution of this Agreement by both parties, DMD shall deliver to Seller a check in the sum of $** (the
"Inducement Fee") as consideration for the grant by Seller to DMD of the exclusive rights to the Products in the Market provided to DMD by, and as an inducement to Seller to enter into and perform its obligations under, this Agreement; provided, however, such amount shall be repaid to DMD if the parties do not agree to the Specifications by January 31, 1998. If DMD Orders and pays for ** AHP Units during the first Contract Year of the Initial Term, the Inducement Fee will be credited by Seller against the aggregate purchase price of AHP Units purchased by DMD during said first Contract Year.

        7.2 ADVANCE PAYMENT. When the Specifications are mutually agreed upon by the parties, DMD will pay to Seller the sum of **% of the price for the first
** AHP Units ordered

**CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND
  EXCHANGE COMMISSION

hereunder as an advance against amounts, if any, DMD may owe Seller from time to time, for the purchase and delivery of the first ** AHP Units purchased by DMD pursuant to this Agreement.

        7.3 PAYMENT. Products purchased hereunder, which meet Specifications and of which DMD has taken Delivery, shall be paid for within thirty (30) days from the date of the invoice. Payment shall be by check payable to Seller, provided, however, that the full amount of the advance payment made under
Section 7.2 shall first be applied to any invoices from Seller for the first 1,000 AHP Units.

        7.4 INVOICES. Seller shall not issue invoices until the Products referenced in or covered by the invoice are shipped in accordance with, and not earlier than, DMD's Delivery schedule as set forth in each applicable Order, to the destination specified by DMD or Subdistributor appointed pursuant to Section
2.3. The invoices are to be directed as follows:

               Dental/Medical Diagnostic Systems, Inc.
               200 North Westlake Blvd.
               Suite 202
               Westlake Village, CA 91362
               Accounts Payable Dept.

        All invoices must contain the DMD Order number, terms, description and quantities of the item(s) being invoiced.

        7.5 LATE PAYMENTS. In the event that DMD shall have failed to pay Seller the amount due and owing under any invoice pursuant to Section 7.3 or any Revenue Percentage under Section 5.2 hereof, and such failure shall continue:

               A. for more than 30 days, but not more than 60 days, DMD shall pay to Seller, as liquidated damages, a sum equal to 1 1/2% of the unpaid balance due and owing; or

               B. for more than 60 days, Seller may, at its sole option, either
(I) require DMD to pay, and DMD hereby agrees to pay, as liquidated damages, an additional sum equal to 8% of the balance due and owing, together with interest on the entire amount due and owing under the invoice or as Revenue Percentage at the annual rate of 18% until paid, (ii) consider such default as a material breach and terminate this Agreement pursuant to Section 10.4 and/or pursuant to any other rights and remedies available to Seller at law or in equity, and/or
(iii) immediately terminate all exclusive rights of DMD under Sections 2.1, 2.5,
4.7 or otherwise under this Agreement (other than DMD's rights to DMD's Unique Features and other property owned by DMD).

        SECTION 8. BRANDING, PACKAGING AND MANUALS.

        8.1 PACKAGING. All Products will have special packaging as specified in Exhibit C. The cost of such packaging has already been taken into account in determining the prices to be paid by DMD for such Products, as specified in Exhibit D. In the event that DMD requests any additional special packaging, the parties shall agree upon the details of such packaging and any additional cost or increased price to be paid by DMD.

        8.2 UNIQUE FEATURES AND ARTWORK. DMD shall be responsible for producing or having produced, and delivering to Seller's manufacturing facility within established lead times (which shall in no event be less than 40 days prior to the first anticipated use of such materials by Seller) and at DMD's expense, the following materials (the "DMD Paid Materials"): (I) designs for all DMD Unique Features to be attached to or incorporated into the Products; and (ii) camera-ready graphics for the Product package, together with appropriate four color separations. DMD shall be provided with the ability to approve the "Blue-Line" version of any printed DMD Paid Materials prior to the mutual press run. If DMD does not exercise this approval right after being provided with at least 10 business days after receipt by DMD of the Blue-line version prior to the first press run, DMD shall in all respects be deemed to have approved the DMD Paid Materials. DMD may, at its expense, also produce or have produced, and deliver within established lead times (which shall in no event be less than 30 days prior to the first anticipated use of such materials by Seller) to Seller's manufacturing facility for packaging with the Products, any other Customer documentation, including DMD's end user warranty ("DMD Paid Materials"). All DMD Paid Materials to be included in the package shall be approved by Seller in its reasonable discretion prior to use by DMD and shall not require modification of the carton.

        8.3 MARKING. The packaging for each Product must be marked in accordance with the marking requirements of Exhibit C.

        8.4 PRODUCT MANUALS, SALES PROMOTION MATERIAL AND ADVERTISING MATERIAL. Seller shall furnish to DMD on an ongoing basis during the Term hereof, free of charge ten copies of each edition of all available manuals in the English language such as installation, operation and maintenance manuals, etc., then in use by Seller or proposed to be used by Seller. Seller grants DMD the right to translate and reproduce all such material and replace Seller's names and marks with marks and names and logos of DMD, and the DMD product name and number. Excluding only DMD's rights to its marks, names, logos and DMD Unique Features, copyright in all such materials shall be the property of Seller.

        8.5 SELLER'S REVIEW OF DMD MARKETING MATERIALS. Within a reasonable time prior to their first use, DMD shall provide Seller with a copy of all DMD sales and marketing literature for the Products. Seller shall give DMD prompt notice of any language within said literature which may violate or not otherwise be in conformity with applicable Food and Drug Administration clearances granted to Seller or Seller's intellectual property rights concerning the Products.

        8.6 DMD UNIQUE TOOLING. DMD Unique Tooling shall not be used by Seller for any purpose other than the manufacture of Products under this Agreement. DMD owns, and shall create and deliver to Seller at its cost, the DMD Unique Tooling.

        8.7 DERIVATIVE TECHNOLOGY DEVELOPED BY DMD. A "Derivative Work" shall be any modified, enhanced, or improved version or form of, or any work derived in any way from all or any part of, the Products, documentation or any other materials or ideas disclosed by Seller in connection with this Agreement. To the extent that DMD develops or creates (or has developed or created) any Derivative Work, including: (I) any improvements or enhancements to the Products or (ii) any technology or product that embodies, utilizes, or is derived from the Products, the same (together with any and all corresponding intellectual property rights) shall be (and are hereby deemed to be) considered a "work made for hire" and all right, title and interest in such Derivative Work is and shall be solely owned by Seller. To the extent such doctrine may be inapplicable, in consideration of the rights and licenses granted to DMD under this Agreement, DMD hereby irrevocably assigns to Seller all of its right, title and interest in and to such Derivative Works created by DMD hereunder and agrees to execute any additional documents reasonably requested by Seller to evidence Seller's ownership of the same. All Derivative Works made by DMD shall be deemed licensed by Seller to DMD, subject to all terms and conditions of this Agreement. DMD shall make prompt and full disclosure to Seller of all such improvements, enhancements and technology.

        8.8 SELLER'S PROPERTY RIGHTS. The Products, the processes for using and/or applying the Products, data, information, and all enhancements to the Products made by Seller, or the processes for using and/or applying the Products hereafter developed, all Derivative Works and all copies thereof are proprietary to Seller and title thereto remains in Seller. All applicable rights to patents, copyrights, trademarks, service marks and trade secrets in the Products, the processes for using and/or applying the Products and all enhancements thereto, including Derivative Works, are and will remain in Seller.

        8.9 DMD'S LICENSE TO SELLER. DMD hereby grants to Seller a royalty-free license for the Term of this Agreement to manufacture, use, Sell and distribute Products and related written materials that incorporate DMD Unique Tooling or DMD-owned patents, copyrights, or other intellectual property rights.

        8.10 SELLER'S LICENSE TO DMD. Seller hereby grants to DMD a non-exclusive, royalty free license for the Term of this Agreement to manufacture, use, Sell, and distribute products and related written materials in any country, nation, state, province or territory other than the Exclusive Territory that incorporate any Derivative Work developed, created or invented by DMD or any of its agents or representatives.

        SECTION 9. SELLER SUPPORT.

        9.1 SPARE PARTS AND CONSUMABLES. Seller shall supply DMD with Spare Parts and Consumables at the price set forth in the attached Exhibit D, for a period of seven (7) years from the last delivery of AHP Units under this Agreement and notwithstanding any termination hereof for whatever reason, excluding non-payment by DMD. In this regard, DMD shall place its final Orders for such Spare Parts and Consumables at least twelve (12) months prior to the expiration of such seven (7) year period.

        9.2 EQUIVALENT SPARE PARTS AND CONSUMABLES. DMD agrees to accept equivalent and/or Interchangeable (form, fit and function compatible as defined in the Specifications) Spare Parts and Consumables during the seven (7) year period defined in 9.1 hereof, if Seller's source of supply should change and such change is beyond DMD's reasonable control. The reasonable determination as to whether Spare Parts or Consumables are equivalent and/or interchangeable shall be made solely by Seller.

        9.3 EMERGENCY SPARE PARTS INVENTORY. Seller shall at all times maintain a reasonable inventory level of each Spare Part, at no cost to DMD, and use this supply for shipment to DMD as emergency Spare Parts, when requested. Deliveries of emergency Spare Parts shall be made within five (5) working days of DMD's request.

        9.4 PRIORITY. Seller shall use its reasonable efforts to supply Spare Parts to DMD on a priority basis, inside of Seller's usual lead time for Spare Parts, to replenish any DMD low stock condition and shall immediately upon receipt of relevant Orders for Spare Parts, notify Buyer of the anticipated shipment date of all Spare Parts Orders.

        9.5 PRICING OF FULL SET OF SPARE PARTS. The price of a full set of Spare Parts for the AHP Unit shall not exceed one hundred (100%) percent of the then current price of one AHP Unit while in Production (or double Seller's cost therefore when out of Production) of which the Spare Parts are components.

        9.6 TRAINING. During the term of this Agreement, Seller shall provide training courses with respect to the operation and maintenance of Products at Seller's published prices and terms in effect as of the date of enrollment. The content of courses shall be determined solely by Seller and shall be conducted at Seller's designated location(s). Training courses conducted at DMD's facility may be provided upon DMD's request at a time and cost mutually agreed to.

        9.7 TECHNICAL SUPPORT. Seller will provide DMD, at no cost to DMD, telephonic technical support in connection with any technical problems concerning Products.

        9.8 SALES DOCUMENTATION. Seller shall furnish to DMD, on an ongoing basis during the term hereof, free of charge, such mutually agreed upon materials as DMD may reasonably request in camera ready form for use by DMD to prepare documentation, brochures and other product literature, including, but not limited to, operators, maintenance and parts manuals, catalogs, specification sheets, and other data necessary or appropriate for the sale of Products. Seller grants to DMD the royalty-free right and license to reproduce all or any part of such documentation. DMD is further given the right to modify any or all parts of the documentation to reflect changes made to the Products or consistency in style with other documentation used by DMD or to satisfy legal or customers requirements.

        9.9 SERVICE DOCUMENTATION. Seller shall provide to DMD, at no cost, and in accordance with the schedules set forth in the Specifications, all engineering drawings and documentation (by part number) which, in DMD's reasonable opinion, are necessary or appropriate to fulfill DMD's service obligations for the Products. Seller grants to DMD the royalty-free right and license to reproduce all or any part of such documentation for use solely to perform and/or discharge its duties and obligations hereunder, and for no other purpose.

        SECTION 10.  TERMINATION.

        10.1 TERMINATION BY DMD. Seller shall be in breach of this Agreement and DMD shall have the right to terminate this Agreement and any Orders delivered hereunder if:

               A. There occurs a Systemic Defect and Seller does not (a) submit to DMD a plan reasonably acceptable to DMD to remedy the Systemic Defect within 30 days of delivery by DMD to Seller of written notice of the existence of such Systemic Defect, and (b) take effective corrective action within 60 days of delivery by DMD to Seller of written notice of the existence of such Systemic Defect.

               B. Seller shall have failed, with respect to three (3) consecutive monthly shipments during any Contract Year to deliver Product to DMD on the agreed upon delivery date, other than for causes described in Section 14.3, and each such failure shall have continued for more than ten (10) days.

               C. Seller becomes bankrupt or insolvent.

               D. Seller violates the exclusivity or confidentiality provisions of this Agreement.

               E. There occurs any material breach of this Agreement other than those described in clauses 10.1 A, 10.1 B or 10.1 C of this Section 10.1 by Seller that remains uncured for a period of over thirty (30) days from notification, in writing, of Seller by DMD of such breach.

        10.2 EFFECT OF TERMINATION FOR DEFAULT BY SELLER. If this Agreement may be terminated under Section 10.1 above, and upon expiration, then, in each case:

               A. If DMD is committed to supply Products to its customers beyond such termination or expiration date, Seller and DMD agree to negotiate in good faith, and in a timely manner, terms and conditions to allow DMD to fulfill such commitments.

               B. If Products are not available from Seller within a reasonable time, Seller shall upon request provide a list of vendors for Products, so that DMD may source Products directly from such vendors. Further, Seller agrees to use commercially reasonable efforts to assist DMD in negotiating supply agreements with such vendors.

        10.3 EXPIRATION EFFECT. Upon termination of this Agreement, whether as a result of expiration of the Term, under Sections 10.1 or 10.4 or otherwise:

               A. Each party shall immediately return to the other all proprietary, confidential or private data and all copies thereof. DMD will not have such an obligation for so long as it must support a continuing obligation to customers as set forth in 10.2 A. In addition, notwithstanding the above, DMD shall retain all rights and documentation necessary to continue servicing Products sold hereunder and the right to dispose of its inventory of Products.

               B. DMD shall provide Seller with a list of all installations/sales of AHP Units, all then existing leads for the sale of AHP Units and all Orders which are then open. Such lists shall include detail sufficient for Seller to identify the name, address, telephone number, fax number and other relevant information with respect to all purchasers and potential purchasers of AHP Units.

               C. Except as otherwise set forth in this Agreement, or with respect to obligations of DMD which survive the termination or expiration of this Agreement, DMD's sole liability to Seller shall be for the payment of any balance due and owing for conforming Products delivered prior to the effective date of termination or expiration.

               D. Upon the request of DMD, Seller shall, at DMD's expense, deliver all DMD Unique Tooling to DMD or make disposition thereof in accordance with DMD's written instructions. Such disposition shall be subject to verification by DMD.

        10.4 TERMINATION BY SELLER. DMD shall be in breach of this Agreement and Seller shall, in addition to all other remedies available to Seller at law and equity, have the right to terminate this Agreement and any Orders delivered hereunder if:

               A. DMD becomes bankrupt or insolvent.

               B. DMD violates the exclusivity or confidentiality provisions of this Agreement.

               C. Except in the event of a sale or merger of DMD where the acquirer promptly and in writing assumes all of DMD's duties, obligations, representations and warranties hereunder, DMD attempts to assign, convey or otherwise transfer in whole or in part any of its rights, duties or obligations hereunder to any third party without Seller's express prior written consent, not to be unreasonably withheld, based on DMD's full, true and correct disclosure of the proposed transaction to Seller.

               D. DMD ceases to function as a going concern or to conduct its operations in the normal course of business as a distributor, marketer and/or seller of Products to the dental, oral surgery, orthodontistry, oral hygiene, cosmetic dentistry or periodontics industries.

               E. DMD, after receipt of notice and 10 days to cure, shall have failed to pay Seller amounts due and owing under invoices issued pursuant to
Section 7.3 or any Revenue Percentage under Section 5.2 for more than 50 days.

               F. There occurs any material breach of this Agreement, other than those described in clauses 10.4A, 10.4B, 10.4C, or 10.4D of this Section 10.4 by DMD that remains uncured for a period of 30 days from notification, in writing, of DMD by Seller of such breach.

        10.5 EFFECT OF TERMINATION FOR DEFAULT BY DMD. If this Agreement may be terminated under Section 10.4 above, then, in addition to the other duties and obligations of DMD as set forth in Section 10.3 hereof, Seller may immediately send an Invoice to DMD for all Products which have been Ordered by, and delivered to, DMD and, within 30 days thereafter, DMD shall pay Seller the balance then due and owing under all outstanding and unpaid Invoices.

        SECTION 11. WARRANTY AND EPIDEMIC FAILURE.

        11.1 EXPRESS WARRANTIES. Seller warrants that all Products shall be free from all liens, security interests and claims, and that good and valid title shall pass thereto as provided in this

Agreement. Seller further warrants and represents that all Products assembled or manufactured by or for it will be free of material defects in workmanship and materials and will be manufactured in accordance with good manufacturing practices and meet applicable Specifications for fifteen (15) months from the date of each such Product shipment by Seller.

        11.2 WARRANTY SERVICE. DMD will provide warranty service (labor, but not replacement parts or Products) on behalf of Seller for covered AHP Units (as defined below) sold by DMD and/or any Subdistributor. The pricing of the Products reflects additional consideration as compensation to DMD for the labor provided by DMD for the performance of warranty service required to be provided by DMD hereunder with respect to the first 6% of each 1,000 AHP Units shipped, which require warranty service (the "Covered AHP Units") to DMD during each calendar quarter of each Contract Year. All replacement parts and Products required by DMD to perform warranty service shall be provided to DMD at no charge and shall be shipped to locations designated by DMD, at Seller's expense (including freight charges, duties, and insurance), within five (5) days of receipt of DMD's shipping instructions. Seller shall be responsible for all warranty service and costs, including labor, replacement parts and Products, shipping, insurance, etc. for all Products other than the Covered AHP Units to DMD shall keep accurate records of all services provided by it hereunder and shall provide same to Seller, as and when reasonably requested by Seller.

        11.3 WARRANTY OBLIGATIONS. In the event of a breach of the Product warranty set forth in Section 11.1 above, (I) in the case of any Product or component thereof which is not, in the reasonable judgment of DMD, capable of being properly repaired by or for DMD at a lower cost than the replacement cost of such item to DMD under this Agreement, or (ii) in the case of any product or component thereof which DMD, after reasonable effort, has been unable to properly repair, Seller shall, upon request by DMD, promptly repair or replace the defective Product. The replacement Product(s) shall be shipped to locations designated by DMD, at Seller's expense (including freight charges, duties, insurance and other expenses), within five (5) days of receipt of DMD's shipping instructions. The defective Product(s) shall be returned to Seller by DMD, together with documentation sufficient to identify the defect, the expense of packaging and shipping of defective Product(s) shall be paid by Seller promptly upon presentation of invoices by DMD to Seller. The foregoing shall be DMD's sole remedy in the event of a breach of warranty by Seller. Seller shall not in any case be liable for any special, incidental, consequential, indirect or punitive damages even if Seller has been advised of the possibility of such damages. Seller is not responsible for lost profits or revenues of DMD or its subdistributors or customers. This Agreement defines mutually agreed upon allocation of risk as between Seller, on the one hand, and DMD and its subdistributors and customers, on the other hand.

        11.4 REPAIRED AND REPLACED PRODUCTS. All Products repaired or replaced by Seller under this Section shall continue to be warranted during the term of the initial warranty period for such Product in accordance with Section 11.1, but in no event less than 30 days from such repair or replacement.

        11.5 SYSTEMIC DEFECTS. Notwithstanding the warranty requirements and conditions of this Section 11, Seller will undertake without charge and without delay to promptly remedy any Systemic Defect in all affected Products in inventory or in the field, by delivering to DMD repaired or replacement Product(s). Seller shall not be required to cure any Systemic Defect for any Products if resulting from accident, negligence, misuse, alteration, modification, tampering or causes other than ordinary use.

        11.6 MCBF. Seller shall supply preliminary data on the Mean Cycles Between Failure ("MCBF") and Mean Time To Repair ("MTTR") for the AHP Units as soon as practical. Final MCBF and MTTR data shall be provided as soon as design maturity testing of the AHP Units is completed. Such MCBF data shall include failure data on all major subassemblies of the AHP Units. Further, should any revisions or modifications to Products or component parts thereof affect the MCBF or MTTR of the AHP Units, Seller shall supply revised MCBF and MTTR data within thirty (30) days of such revisions or modifications. If a variance should occur such that the actual MCBF is below the MCBF set forth in the Specifications, Seller will implement a corrective action program reasonably acceptable to DMD to correct such variance. If the average MCBF for AHP Units nonetheless remains below that specified in the Specifications after such corrective action is implemented, Seller agrees to implement a superior corrective action program and repair all failed AHP Units at no cost to DMD. Should such corrective actions taken by Seller not result in average MCBF rates in accordance with the Specifications, Seller shall replace all AHP Units with AHP Units that meets or exceeds the Specifications including MCBF at no cost to DMD.

        11.7 DISCLAIMER. THE EXPRESS WARRANTIES SET FORTH IN THIS AGREEMENT, AND THE OBLIGATIONS AND LIABILITIES OF SELLER HEREUNDER, ARE IN LIEU OF, AND DMD HEREBY WAIVES, ALL OTHER GUARANTEES AND WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OR MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. SELLER DOES NOT WARRANT ANY RESULTS TO BE RECEIVED OR OBTAINED FROM THE PRODUCTS, THEIR USE OR APPLICATION.

        SECTION 12.  PATENT INDEMNITY.

        12.1 PATENT INDEMNITY. Seller, at its own expense, will hold harmless and defend DMD, its Subsidiaries, Subdistributors and customers or any of them against all claims and pay any damages, costs, attorneys' fees or fines resulting from all proceedings, threats of proceedings or claims against DMD, its Subdistributors, its Subsidiaries and their respective customers by reason of any claims against DMD, its Subdistributors, its Subsidiaries and their respective customers by any third party for infringement or alleged infringement by any Product furnished under this Agreement or any part or use thereof (excluding however, any infringement or alleged infringement resulting or derived from DMD Unique Features as more fully described in Section 12.3 below) of patents, mask works, copyrights, trade secrets and other intellectual property rights in any country of the world. In meeting its obligation hereunder, Seller may procure for DMD the right to continue to market the Products or Seller may modify any Product to be non-infringing so long as the modified Product conforms to the Specifications.

        12.2 SELLER PATENT AND COPYRIGHT CLEARANCE. Seller will provide to DMD and its counsel all technical information relating to the Products to enable DMD to conduct clearance investigations with respect to the Products to be delivered hereunder. Within ten (10) days of DMD's request, Seller will disclose to DMD all hereafter developed technical information relating to the Products to enable DMD to conduct clearance investigations with respect to the Products to be delivered hereunder. If in the opinion of DMD's counsel any material aspect or function of the Products is likely to infringe the patent, mask work, copyright, trade secret or other intellectual property right of another Person, DMD may suspend performance under this Agreement (in which case, all time periods and delivery deadlines under this Agreement may be tolled at DMD's election) until Seller establishes that its Products are not infringing or Seller obtains a license or other similar agreement from the owner of such patent, mask work, copyright, trade secret or other intellectual property right. Nothing in this Section 12.2 shall reduce or affect the obligations and commitments of Seller under this Agreement. In performing Seller's obligations under this Agreement, Seller agrees to avoid knowingly delivering, designing, and/or developing an item that infringes one or more unlicensed patents, utility models, design registrations, copyrights or trade secrets of any third party. If Seller knows or becomes aware of any such patent, utility model, design registration or copyright during the course of performing Seller's obligations under this Agreement, Seller agrees to notify DMD promptly in writing of such infringement.

        12.3 LIMITATION ON PATENT INDEMNITY. The foregoing indemnity shall not apply if, and at the extent that, an alleged infringement arises from the combination of any Products purchased pursuant to this Agreement with products not supplied by Seller or the DMD Unique Features. Further, such indemnity shall not apply and DMD agrees to indemnify Seller in a manner fully equivalent to the foregoing in any suit, claim or proceeding brought against Seller in which, and to the extent that, an alleged infringement arises from a DMD Unique Feature.

        12.4 DMD PATENT AND COPYRIGHT CLEARANCE. DMD will provide to Seller and its counsel all technical information relating to the DMD Unique Features to enable Seller to conduct clearance investigations with respect to the DMD Unique Features to be incorporated into the Products hereunder. Within ten (10) days of Seller's request, DMD will disclose to Seller all hereafter developed technical information relating to the DMD Unique Features to enable Seller to conduct clearance investigations with respect to the DMD Unique Features to be incorporated into the Products hereunder. If in the opinion of Seller's counsel any material aspect or function of the DMD Unique Features is likely to infringe the patent, mask work, copyright, trade secret or other intellectual property right of another Person, Seller may suspend performance under this Agreement (in which case, all time periods and delivery deadlines under this Agreement may be tolled at Seller's election) until DMD establishes that the DMD Unique Features are not infringing or DMD obtains a license or other similar agreement from the owner of such patent, mask work, copyright, trade secret or other intellectual property right. Nothing in this Section 12.4 shall reduce or affect the obligations and commitments of DMD under this Agreement. In performing DMD's obligations under this Agreement, DMD agrees to avoid knowingly delivering, designing, and/or developing an item that infringes one or more unlicensed patents, utility models, design registrations, copyrights or trade secrets of any third party. If DMD knows or becomes aware of any such patent, utility model, design registration or copyright during the course of performing DMD's obligations under this Agreement, DMD agrees to notify Seller promptly in writing of such infringement.

        SECTION 13.  ADDITIONAL REPRESENTATIONS AND WARRANTIES.

        13.1 SELLER'S REPRESENTATIONS AND WARRANTIES. Seller represents, warrants and agrees that:

               A. The Products will fully comply with all applicable electrical and emissions safety standards (e.g. UL and CSA) And the Specifications set out in Exhibit B. Evidence of such certification shall be provided to DMD within 180 days after delivery of the first Product.

               B. The Products will fully comply with all applicable European Union, U.S. federal, state and local laws and regulations concerning the manufacture, sale and use of the Products and Seller's performance hereunder.

               C. Seller will provide to DMD all documentation which is required to be provided by Seller as Seller of the Products or by DMD as a reseller of the Products under any U.S. federal, state or local law or governmental rule or regulation or the laws of all countries in which DMD is distributing the Products directly or through others. Without in any way limiting the generality of the foregoing, Seller specifically agrees to provide properly completed Material Safety Data Sheets (MSDS) for all Products purchased hereunder, and all disclosures, warning notices, labels and special instructions including, without limitation, those concerning the safe handling, use, storage, transportation and/or disposal of the Products and concerning the presence of any Product of any chemical or other substance which is identified in any law, rule or regulation as toxic or hazardous or as posing any threat to the health of any person or to the environment.

        13.2 LEGAL OBLIGATIONS OF DMD. At all times while this Agreement shall remain in effect, DMD shall strictly comply with all the prevailing laws and regulations in the Market pertaining to the importation, distribution, sales promotion, and marketing of Products in the Market. DMD shall accept and assume full responsibility for any and all civil or criminal liabilities and costs directly appertaining to or which may eventuate in the Market, holding Seller harmless from any and all fines, damages, levies, costs, attorneys fees and judgments, which Seller may thereby be required to pay.

        SECTION 14.  GENERAL PROVISIONS.

        14.1 NOTICES. Any notice which may be or is required to be given under this Agreement shall be written or FAX. All written notices shall be sent by certified mail, postage prepaid, return receipt requested. All FAX notices must be followed within three (3) days by written notice from an authorized agent. All such notices shall be deemed to have been given when received, addressed in the manner indicated below or at such other addresses as the parties may from time to time notify each other of.

Seller                Ion Laser Technology, Inc.
                      3823 South Main Street
                      Salt Lake City, Utah 84115
                      Attn: Chairman

                      With a copy to:

                      Durham, Evans, Jones & Pinegar
                      50 South Main Street, Suite 850
                      Salt Lake City, Utah 84144
                      Attn:  Jeffrey M. Jones, Esq.

DMD                   Dental/Medical Diagnostic Systems, Inc.
                      200 North Westlake Blvd.
                      Suite 202
                      Westlake Village, CA 91362
                      Attn: Chairman

        14.2 FORCE MAJEURE. Neither Seller nor DMD shall be liable to the other for its failure to perform any of its obligations hereunder or under any Order or acknowledgment thereof during any period in which such performance is delayed by unforeseeable circumstances beyond its reasonable control.

        14.3 CONFIDENTIALITY. Each party hereto shall maintain in strictest confidence, and shall ensure that its affiliates and its and their employees, agents and representatives maintain in strictest confidence all proprietary and confidential information which is provided by one party hereto to the other party hereto, including but not limited to, inventions, discoveries, product designs, improvements and methods, business plans, marketing techniques or plans, manufacturing and other plant designs and any other information affecting the business operations of either party ("Confidential Information"), and shall not use, publish, disseminate, or disclose, in any manner, to any person any Confidential Information. Such obligation with respect to Confidential Information shall survive termination or expiration of this Agreement. Neither party hereto shall be bound by the obligations of this Section 14.3 hereof if:

               A. the Confidential Information was not specifically designated in writing as confidential or proprietary at or before the time of the disclosure or, if the disclosure was orally made, it had not been initially or previously identified as being confidential and it had not been reduced to writing and designated as being confidential within thirty (30) days from the date of oral disclosure (and during such not more than 30 day period prior to confirmation that such orally disclosed information is confidential, such orally disclosed information shall be treated as confidential information in accordance with this Section 14.4);

               B. the Confidential Information was in the public domain at the time of the disclosure;

               C. the Confidential Information becomes publicly available through no fault of the recipient;

               D. the Confidential Information was in the recipients possession, free of any obligation of confidence, at the time of receipt of the information;

               E. the Confidential Information becomes available, free of any obligation of confidence, to a third party from the disclosing party or from someone acting under its control;

               F. and to the extent the recipient is obligated to produce the Confidential Information under court or government action or regulation; or

               G. two (2) years have elapsed since this Agreement was terminated or expired.

        14.4 SOLICITATION OF EMPLOYEES. During the Term and the two (2) year period following the termination of this Agreement, neither party shall directly or indirectly (x) solicit or encourage any employee of the other party to leave the employ of the other party, or (y) hire any employee who has left the employment of the other party if such hiring is proposed to occur within one (1) year after the termination of such employee's employment with the other party.

        14.5 LIMITATION OF LIABILITY. NOTWITHSTANDING ANY OTHER PROVISION CONTAINED HEREIN TO THE CONTRARY EXCEPT SECTION 12, WHICH SHALL BE GOVERNED BY ITS TERMS, DMD AND SELLER SPECIFICALLY DISCLAIM AND WAIVE AS TO EACH OTHER AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, OR AGENTS ANY AND ALL LIABILITY FOR DAMAGES OTHER THAN DIRECT DAMAGES, INCLUDING BUT NOT LIMITED TO PUNITIVE OR EXEMPLARY DAMAGES HOWEVER DENOMINATED, AND INDIRECT, CONSEQUENTIAL, OR INCIDENTAL DAMAGES, WHETHER ARISING IN CONTRACT, IN TORT (INCLUDING WITHOUT LIMITATION NEGLIGENCE), OR ANY OTHER THEORY EVEN IF INFORMED OF THE POSSIBILITY OF SUCH DAMAGES AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY PROVIDED HEREIN.

        14.6 PUBLICITY. This Agreement shall be treated by DMD and by Seller as each treats its own confidential information. Additionally, no press release or other publicity of any nature regarding the existence or the terms of this Agreement shall be made without the other party's prior written approval, which approval shall not be unreasonably withheld. However, approval of such disclosure shall be deemed to be given to the extent such disclosure is required to comply with governmental rules, regulations or other governmental requirements. The publishing party shall give the other party a reasonable opportunity to review the text of such disclosure prior to disclosure.

        14.7 COMPLIANCE WITH LAWS. Seller represents that with respect to the production of the Products to be furnished hereunder, Seller shall fully comply with all applicable European Union, federal and state laws and regulations governing Seller's obligations under this Agreement. DMD represents that with respect to its marketing and Sale of Products, DMD shall fully comply with all applicable European Union, federal and state laws and regulations governing DMD's obligations under this Agreement. This Agreement shall be deemed modified to the minimum extent necessary to assure compliance with European Union, Federal and applicable state laws regarding warranties.

        14.8 GOVERNING LAW. This Agreement shall in all respects be governed by the internal laws of the State of Utah as applied to contracts entered into and performed solely within that State. The parties agree that the "United Nations Convention on the International Sale of Goods", and the "Incoterms 1990" or any later edition thereof, shall not apply to this Agreement. The exclusive venue for the resolution of any dispute arising under this Agreement shall be Salt Lake City, Utah.

        14.9 ASSIGNMENT. Neither party may assign its rights and remedies nor transfer (by operation of law or otherwise) its obligations under this Agreement, or this Agreement, without the prior written consent of the other party. In any event, any assignment or transfer shall not operate to relieve the assigning party of its secondary liability to perform its obligations hereunder. Nor will any such assignment impose any obligation on the assignee, except in the case of an express written assumption thereof by the assignee.

        14.10 HEADINGS. The headings and titles of the Sections of this Agreement are inserted for convenience only and shall not affect the construction or interpretation of any provision.

        14.11 NO PARTNERSHIP OR AGENCY. The parties acknowledge and agree that
(1) nothing in this Agreement or in the performance by the parties of their obligations hereunder shall create or be deemed to create a partnership or joint venture between them or, except as expressly provided herein, any obligation to share property rights or profits and (2) nothing in this Agreement renders either party an agent of the other for any purpose whatsoever. Except as otherwise provided herein, without the specific prior written approval of the other party, neither party has authority to, and shall not, enter into any contract, make any representation, give any warranty, incur any liability or otherwise act on behalf of the other.

        14.12 SEVERABILITY. If any provision of this Agreement is held invalid by any law, rule, order or regulation of any government, or by the final determination of any state or federal court or administrative agency, such invalidity shall not affect the enforceability of any other provisions not held to be invalid.

        14.13 OMISSIONS. Any delay or omission by either party to exercise any right or remedy under this Agreement shall not be construed to be a waiver of any such right or remedy or any other right or remedy hereunder. All of the rights of either party under this Agreement shall be cumulative and may be exercised separately or concurrently.

        14.14 ENTIRE AGREEMENT. This Agreement, including its Exhibits, constitutes the entire agreement of the parties as to the subject matter hereof, and supersedes any and all prior and contemporaneous oral and written understandings and agreements as to such subject matter. This Agreement may be amended only by written amendment duly signed by authorized representatives in both parties.

        14.15 INDEPENDENT CONTRACTOR. DMD is an independent contractor under this Agreement, and nothing in this Agreement authorizes DMD to act as a legal representative or agent of Seller for any purpose whatsoever. This Agreement does not establish a partnership or joint venture. DMD shall not have the power to bind Seller with respect to any obligation to any third party. DMD is solely responsible for its employees and agents, including the terms of employment, wages, hours, required insurance and daily direction and control.

        IN WITNESS WHEREOF, DMD and Seller have executed this Agreement as of the date first above written.

DENTAL/MEDICAL DIAGNOSTIC               ION LASER TECHNOLOGY, INC.
SYSTEMS, INC.


By:   /s/ ROBERT GUREVITCH              By:   /S/ E. WYATT CANNADAY
     -------------------------               --------------------------
Its:  CEO & Chairman                    Its: President and CEO
     -------------------------               --------------------------

                                        October 15, 1997

List of Exhibits


Exhibit "A"           Products, Consumables and Spare Parts

Exhibit "B"           Product Specifications

Exhibit "C"           Packaging and DMD Unique Feature Specifications

Exhibit "D"           Pricing - [which Exhibit D shall include a description
                      of the parameters under which the parties will negotiate the prices and Revenue Percentage of chemicals, reagents and composites]

Exhibit "E"           Delivery Schedule and Milestones

Exhibit "F"           Acceptance Test Procedures

                                   EXHIBIT A

                     PRODUCTS, CONSUMABLES AND SPARE PARTS

                        [To be provided at a later date]

                                    EXHIBIT B

                             PRODUCT SPECIFICATIONS

                                   APPENDIX 1
                                 SPECIFICATIONS



                                       **



** CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY WITH THE SECURITIES
   AND EXCHANGE COMMISSION.

                              CLIENT REQUIREMENTS



                                       **



** CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY WITH THE SECURITIES
   AND EXCHANGE COMMISSION.

                              OUTPUT REQUIREMENTS



                                       **




** CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY WITH THE SECURITIES
   AND EXCHANGE COMMISSION.

                               APOLLO RELIABILITY



                                       **



** CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY WITH THE SECURITIES
   AND EXCHANGE COMMISSION.

                                   EXHIBIT C

                PACKAGING AND DMD UNIQUE FEATURE SPECIFICATIONS

                        [To be provided at a later date]

                                   EXHIBIT D

                                    PRICING

                        [To be provided at a later date]

                                   EXHIBIT E

                        DELIVERY SCHEDULE AND MILESTONES

                        [To be provided at a later date]

                                   EXHIBIT F

                           ACCEPTANCE TEST PROCEDURES

                        [To be provided at a later date]